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                                                                    EXHIBIT 99.1

[IVIVI LOGO HERE]


            IVIVI TECHNOLOGIES REPORTS FISCAL 2007 FINANCIAL RESULTS

NORTHVALE, NJ - JUNE 28, 2007 - Ivivi Technologies, Inc. (AMEX:II), a leader in non-invasive, electrotherapeutic technologies, today announced financial results for fiscal year ended March 31, 2007.

For the fiscal year ended March 31, 2007, Ivivi Technologies reported total revenue of $1,182,340, a 50% increase from $786,512 reported for the fiscal year ended March 31, 2006. Revenues were primarily driven by rental programs in the wound care market and the sale of our products through distributors into medical facilities. Unit sales increased to $416,292 from $147,949 in fiscal 2006 while rentals increased to $740,006 from $638,563. The Company also recorded licensing fee revenue of $26,042 in fiscal 2007 related to milestone payments received from Allergan and amortized over the initial term of our agreement with Allergan. The Company had a net loss of $7,778,611, or $1.13 per share, for fiscal 2007 compared to a net loss of $10,746,671, or $2.26 per share, for fiscal 2006. The fiscal 2007 net loss reflects share based compensation expenses of approximately $2.1 million. In fiscal 2006, the net loss was impacted by a $4.7 million charge for the change in fair value of warrant and registration rights liabilities related to securities issued in the Company's private placements.

For the three month period ended March 31, 2007, Ivivi Technologies reported total revenue of $369,166 compared to $308,238 in the comparable period in 2006, an increase of 20%. The current quarter included unit sales of $196,060 and rental revenue of $157,481. The Company also recorded $15,625 in licensing revenues in the current quarter related to the amortization of milestone payments received from Allergan. This compares to unit sales of $51,673 and rental revenue of $256,565 in the comparative prior period. Net loss for the three month period ended March 31, 2007 was $1,422,943, or $0.15 per share, compared to a net loss of $6,705,239, or $1.41 per share, for the three month period ended March 31, 2006. The net loss in the prior year period included a $4.7 million charge for the change in fair value of warrant and registration rights liabilities related to securities issued in the Company's private placements.

On March 31, 2007, Ivivi Technologies had cash and cash equivalents of $8.3 million, no outstanding long term debt and 9,556,783 common shares outstanding.

"It has been a year of significant progress, highlighted by the completion of our IPO last October, the signing of our exclusive worldwide distribution agreement with Allergan, as well as the receipt of marketing approval in Canada and the European Union for our non-invasive treatment for the promotion of wound healing, reduction of pain and post operative edema," commented Andre' A. DiMino, Vice Chairman and Co-Chief Executive Officer. "We have also made major strides to further demonstrate the efficacy and broad potential of our proprietary PEMF technology."

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IVIVI TECHNOLOGIES, INC.
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"Our cardiac study at the Cleveland Clinic Florida, where we are non-invasively treating patients with ischemic cardiomyopathy, is at full enrollment. Published studies have shown that our PEMF technology can enhance blood flow and stimulate angiogenesis (growth of new blood vessels) in animals and we are hopeful that our technology can make a difference in the lives of the patients in our study. Results of our cardiac study are expected toward the end of calendar 2007, although there can be no assurance of the timing of these results. Our PEMF technology has recently been shown to accelerate pain relief by 80% post-surgically after breast augmentation. With respect to our neurological research, Dr. Diana Casper of Albert Einstein College of Medicine demonstrated that our PEMF signals can double neuron survival in animals subjected to brain inflammation, which could lend itself to applications in Parkinson's disease and other neurodegenerative conditions in humans."

David Saloff, President and Co-Chief Executive Officer added, "With the groundwork we have laid over the past year, raising additional capital, advancing our science, further demonstrating clinical efficacy and also commencing the seeding of our initial target markets, we believe we are well positioned to attract additional partners to accelerate sales. Allergan, our worldwide distribution partner in the aesthetic and bariatric surgery markets, is involved in their premarketing launch activities and, although there can be no assurance, they are expected to launch our product later this year. We are also in active discussions for a partner for the chronic wound care market and have engaged several domestic third party distributors to assist us in further penetrating this market. We have also completed initial prototypes of a non-invasive, non-pharmacologic alternative to pain relievers such as non-steroidal anti-inflammatory drugs for inflammatory conditions and expect to file a 510(k) application by calendar year end for both a prescription and over-the-counter pain relief product."

Management will discuss the Company's results for its fiscal year ended March 31, 2007, during a conference call scheduled for today, Thursday, June 28, 2007 at 4:30 pm ET. Shareholders and other interested parties may participate in the conference call by dialing (877) 407-0782 approximately 5 to 10 minutes before the beginning of the call. International callers should dial (201) 689-8567. If you are unable to participate, a replay of the call will be available until midnight on July 12, 2007 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 246241. International callers should dial (201) 612-7415 and use the pass codes listed above. The call will also be broadcast live on the Internet at www.InvestorCalendar.com and on the Investor Relations section of the Company's website www.ivivitechnologies.com.


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IVIVI TECHNOLOGIES, INC.
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ABOUT IVIVI TECHNOLOGIES, INC.
Based in Northvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on pulsed electromagnetic field, or PEMF, technology, which, by creating a therapeutic electrical current in injured soft tissue, stimulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. The Company's Electroceuticals(TM) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including those related to our cardiac study at the Cleveland Clinic, strategic partnerships and future sales. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's registration statement on Form SB-2. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:                   PUBLIC RELATIONS CONTACT:
Cameron Associates                            Avalanche Strategic Communications
Alison Ziegler or Lester Rosenkrantz;         Denyse Dabrowski
212-554-5469                                  201-488-0049  Mobile: 201-916-7122
ALISON@CAMERONASSOC.COM                       DENYSE@AVALANCHEPR.COM

Deanne Eagle for Media
212-554-5463
DEANNE@CAMERONASSOC.COM

                          -FINANCIAL TABLES TO FOLLOW-
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IVIVI TECHNOLOGIES, INC.
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
                                      IVIVI TECHNOLOGIES, INC.
                                      STATEMENTS OF OPERATIONS

                                             Three Months Ended                 Year Ended
                                                  March 31,                      March 31,
                                                (unaudited)                      (audited)
                                        ----------------------------    ----------------------------
                                           2007            2006             2007            2006
                                        ------------    ------------    ------------    ------------
Revenues:
  Sales                                 $    196,060    $     51,673    $    416,292    $    147,949
  Rentals                                    157,481         256,565         740,006         638,563
  Licensing                                   15,625              --          26,042              --
                                        ------------    ------------    ------------    ------------
                                             369,166         308,238       1,182,340         786,512
                                        ------------    ------------    ------------    ------------
Expenses:
  Cost of goods sold                          28,296          28,385          87,040          52,790
  Cost of rental revenue                      25,348          27,106          93,998         215,985
  Depreciation and amortization                6,221           1,574          19,636           9,049
  Research and development                   431,670         291,218       1,610,232       1,334,637
  Sales and marketing                        309,215         160,214       1,098,266       1,152,947
  General and administrative                 745,323         562,479       2,217,743       2,055,865
  Share based compensation                   343,890         570,897       2,142,448         656,848
                                        ------------    ------------    ------------    ------------
Total operating expenses                   1,889,963       1,641,873       7,269,363       5,478,121
                                        ------------    ------------    ------------    ------------
Loss from operations                      (1,520,797)     (1,333,635)     (6,087,023)     (4,691,609)

Change in fair value of warrant and
   registration rights liabilities                --      (4,658,537)        (25,827)     (4,658,537)
Interest and finance costs, net               97,854        (713,067)     (1,665,761)     (1,396,525)
                                        ------------    ------------    ------------    ------------

Loss before income taxes                  (1,422,943)     (6,705,239)     (7,778,611)    (10,746,671)
Income taxes                                      --              --              --              --
                                        ------------    ------------    ------------    ------------
Net loss                                $ (1,422,943)   $ (6,705,239)   $ (7,778,611)   $(10,746,671)
                                        ============    ============    ============    ============

Net loss per share, basic and diluted   $      (0.15)   $      (1.41)   $      (1.13)   $      (2.26)
                                        ============    ============    ============    ============

Weighted average shares outstanding        9,553,380       4,745,000       6,875,028       4,745,000
                                        ============    ============    ============    ============


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IVIVI TECHNOLOGIES, INC.
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                            IVIVI TECHNOLOGIES, INC.
                                  BALANCE SHEET
                                    (AUDITED)

                                                                  March 31, 2007
                                                                   ------------

Current assets
  Cash and cash equivalents                                        $  8,310,697
  Accounts receivable, net                                              224,349
  Inventory                                                             236,735
  Prepaid expenses                                                      154,730
                                                                   ------------
Total current assets                                                  8,926,511

Property and equipment, net                                              46,040
Equipment in use and under rental, net                                   60,096
Intangible assets, net                                                  270,826
                                                                   ------------

Total assets                                                       $  9,303,473
                                                                   ============

Current Liabilities:
  Accounts payable and accrued expenses                            $  1,005,975
  Advances payable - affiliates                                          36,657
                                                                   ------------
Total current liabilities                                             1,042,632


Deferred revenue                                                        473,958
                                                                   ------------
Total liabilities                                                     1,516,590

Stockholders' equity:
  Common stock                                                       20,922,154
  Additional paid-in capital                                         10,577,111
  Accumulated deficit                                               (23,712,382)
                                                                   ------------
Total stockholders' equity                                            7,786,883
                                                                   ------------

Total liabilities and stockholders' equity                         $  9,303,473
                                                                   ============

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